Exhibit 99.3

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Tender Offer for its 7.45% Senior Notes due 2008

FULLERTON, California, December 11, 2006 – Beckman Coulter, Inc. (NYSE:BEC), today announced a tender offer for any and all of its outstanding 7.45% Senior Notes due 2008 (CUSIP Nos. 075816AE8 and 075816AC2) (the “notes”). The principal amount of outstanding notes is $240 million. Beckman Coulter will conduct the offer in accordance with the Offer to Purchase dated December 11, 2006, and the offer will expire at 5:00 p.m., New York City time, on Tuesday, December 19, 2006, unless extended or earlier terminated.

Beckman Coulter is offering to purchase for cash any and all outstanding notes. For each $1,000 principal amount of notes tendered and accepted, the holders will receive a price calculated in accordance with the Offer to Purchase. That price is intended to result in a yield to maturity equal to:

•	the yield to maturity of the 4.625% U.S. Treasury Notes due February 29, 2008 (as measured at 2:00 p.m., New York City time, on December 18, 2006), plus

•	a fixed spread of 37.5 basis points.

The offer is conditioned upon the consummation of Beckman Coulter’s private offering of Convertible Senior Notes due 2036 and the satisfaction of the other conditions described in the Offer to Purchase.

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Beckman Coulter will pay the purchase price plus accrued and unpaid interest up to but not including the settlement date for any notes it purchases in same-day funds on the first New York Stock Exchange trading day after the date on which the offer expires, or as soon as practicable thereafter. Notes tendered may be withdrawn before the expiration time for the offer, and Beckman Coulter may terminate the offer before the applicable expiration time. Beckman Coulter can give no assurance as to the principal amount of notes that will be tendered and accepted in the offer. We intend to redeem any notes that remain outstanding after the consummation of the tender offer.

Morgan Stanley is the Dealer Manager for the offer. Global Bondholder Services Corporation is the Depositary and Information Agent. This news release is neither an offer to purchase nor a solicitation of an offer to sell the notes. The offer is made only by the Offer to Purchase dated December 11, 2006, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offer should contact Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-5746 (collect). Requests for documents should be directed to Global Bondholder Services Corporation at (866) 795-2200 (toll free).

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